Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated November 4, 2014 to the Prospectus dated

April 30, 2014. Registration Statement

No. 333-195601

PRICING TERM SHEET

Dated as of November 4, 2014

GENERAL MOTORS COMPANY

4.000% Senior Notes due 2025

5.000% Senior Notes due 2035

5.200% Senior Notes due 2045

The information in this pricing term sheet relates only to the offering of the Notes and should be read together with the preliminary prospectus supplement of General Motors Company dated November 4, 2014 (the “Preliminary Prospectus Supplement”) to its prospectus dated April 30, 2014, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	General Motors Company

Title of Securities:	4.000% Senior Notes due 2025 (the “2025 Notes”) 5.000% Senior Notes due 2035 (the “2035 Notes”) 5.200% Senior Notes due 2045 (the “2045 Notes”)

Security Type:	Senior Unsecured Notes

Principal Amount:	2025 Notes: $500,000,000 2035 Notes: $750,000,000 2045 Notes: $1,250,000,000

Price to Public:	2025 Notes: 99.273% 2035 Notes: 98.759% 2045 Notes: 99.266%

Maturity Dates:	2025 Notes: April 1, 2025 2035 Notes: April 1, 2035 2045 Notes: April 1, 2045

Coupon (Interest Rates):	2025 Notes: 4.000% per year, accruing from November 12, 2014 2035 Notes: 5.000% per year, accruing from November 12, 2014 2045 Notes: 5.200% per year, accruing from November 12, 2014

Yield to Maturity:	2025 Notes: 4.087% 2035 Notes: 5.099% 2045 Notes: 5.249%

Spread to Benchmark Treasury:	2025 Notes: + 175 bps 2035 Notes: + 205 bps 2045 Notes: + 220 bps

Benchmark Treasury:	2025 Notes: 2.375% due August 15, 2024 2035 Notes: 3.375% due May 15, 2044 2045 Notes: 3.375% due May 15, 2044

Benchmark Treasury Price and Yield:	2025 Notes: 100-10+; 2.337% 2035 Notes: 106-10; 3.049% 2045 Notes: 106-10; 3.049%

Interest Payment Dates:	2025 Notes: April 1 and October 1, beginning April 1, 2015 2035 Notes: April 1 and October 1, beginning April 1, 2015 2045 Notes: April 1 and October 1, beginning April 1, 2015

Record Dates:	2025 Notes: March 17 and September 16 2035 Notes: March 17 and September 16 2045 Notes: March 17 and September 16

Make-whole Call:	2025 Notes: T+25 bps 2035 Notes: T+30 bps 2045 Notes: T+35 bps

Trade Date:	November 4, 2014

Settlement Date:	November 12, 2014 (T+5)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Ba1 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BB+ by Fitch Ratings

CUSIP / ISIN:	2025 Notes: 37045VAG5 / US37045VAG59 2035 Notes: 37045VAH3 / US37045VAH33 2045 Notes: 37045VAJ9 / US37045VAJ98

Joint Book-Running Managers:	J.P. Morgan Securities LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Joint Lead Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Lloyds Securities Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Sandler O’Neill & Partners, L.P.

TD Securities (USA) LLC

Co-Managers:

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA Inc.

SG Americas Securities, LLC

Great Pacific Securities

C.L. King & Associates, Inc.

Blaylock Beal Van, LLC

Mischler Financial Group, Inc.

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Goldman, Sachs & Co. collect at 1-866-471-2526 or Morgan Stanley & Co. LLC collect at 1-866-718-1649.

This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

We expect to deliver the Notes offered hereby against payment for the Notes on or about the Settlement Date, which will be the fifth business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their own advisor.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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